UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 30, 2008

Commission file number 001-32511

IHS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East

Englewood, CO 80112

(Address of principal executive offices)

(303) 790-0600

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

ITEM 5.02.—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  IHS Inc., a Delaware corporation (the “Company”) has announced that Ron Mobed will no longer serve as Co-President and Co-Chief Operating Officer, effective November 30, 2008.  Mr. Mobed will continue to serve in an advisory role as Vice Chairman of IHS during a six month transition period.

(c)  The Company also announced that Jeff Tarr, formerly Co-President and Co-Chief Operating Officer, has been named President and Chief Operating Officer of IHS, reporting to Jerre Stead, IHS Chairman and Chief Executive Officer.  There are no other changes with respect to the members of the senior management team.

(e)  Effective November 30, 2008, the Company and Mr. Mobed entered into an agreement regarding Mr. Mobed’s resignation as an executive officer.  Terms of the agreement include the provision for six months of continued employment and the award of all benefits under Mr. Mobed’s previously disclosed employment agreement at the level triggered by resignation for good reason.  In addition, the agreement provides for the immediate forfeiture of 43,417 shares of unvested equity awards, acceleration of vesting of 24,250 shares of restricted stock awards, and acceleration of vesting of 57,833 options.  This description of the terms of the agreement is fully qualified by reference to the agreement itself which will be filed as an exhibit with the Company’s next Annual Report on Form 10-K.

ITEM 8.01—Other Events

The Company completed its fiscal year on November 30, 2008, and had previously given guidance for the full year on its September 18th earnings conference call.  Despite the significant strengthening of the U.S. dollar, the Company is on track with its previously announced guidance for 2008 of all-in revenue growth of 21 to 23 percent and all-in adjusted EBITDA growth of 31 to 33 percent.  To reflect the continued strengthening of the U.S. dollar, the Company is adjusting 2009 all-in revenue growth guidance to a range of 16 to 18 percent from 19 to 21percent, but maintaining adjusted EBITDA growth guidance at 21 to 24 percent.  The Company expects to report its 2008 results according to its normal schedule in mid-January 2009.

ITEM 9.01—Financial Statements and Exhibits

(d) Exhibits

99.1  Media Release dated December 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: December 1, 2008	By:	/s/ Stephen Green
Stephen Green
General Counsel and Secretary